EXHIBIT 10.3

Omnibus DEED OF Pledge

dated 30 November 2016 between Affimed N.V. as Pledgor and Silicon Valley Bank as Pledgee in connection with a Loan Agreement and any other related loan documents

THE UNDERSIGNED

(1)	AFFIMED N.V., a public company (naamloze vennootschap) incorporated under the laws of the Netherlands, having its corporate seat in Amsterdam, the Netherlands, with registered address at Im Neuenheimer Feld 582, D-69120 Heidelberg, Germany and registered with the Dutch Commercial Register under number 60673389, as pledgor (the "Pledgor"); and

(2)	SILICON VALLEY BANK, a corporation incorporated under the laws of California, United States of America, with registered address at 3003 Tasman Drive, Santa Clara, California 95054, United States of America, as pledgee (the "Pledgee").

WHEREAS:

(A)	by a loan agreement between Affimed GmbH as Borrower and Silicon Valley Bank as bank (hereinafter the "Loan Agreement"), the Pledgee has agreed to provide the Facilities (as defined therein) to Affimed GmbH; and

(B)	the Pledgor has entered into this Deed to secure the payment and performance in full of all Secured Obligations.

HAVE AGREED as follows:

1.	Definitions And Interpretation

1.1	Definitions

In this Deed:

"Agreements" means the Insurance Agreements and the Licences.

"Bank Account" means any present or future bank account of the Pledgor with a bank or financial institution in the Netherlands, including but not limited to a bank account listed under "List of Bank Accounts" in Part I of Annex 1 (Overview of Collateral).

"Bank Rights" means all present and future rights, claims and receivables of the Pledgor against any Debtor with whom a Bank Account is or will be maintained, including under or in connection with the balance of any Bank Account.

"Collateral" means all Rights, Movables and IP Rights.

"DCC" means the Dutch Civil Code.

"Debtor" means

(a)	any bank or financial institution with whom a Bank Account is or will be maintained by the Pledgor;

(b)	any insurer or broker under an Insurance Agreement to which the Pledgor is or may become a party;

(c)	any member of the Group;

(d)	any licensee to which a License has been or will be granted by the Pledgor; and

(e)	any licensor which has granted or will grant a License to the Pledgor.

"Deed" means this deed of pledge.

"Enforcement Event" means an Event of Default which is continuing, provided that it is also a default (verzuim) in accordance with article 3:248 DCC.

"Existing Debtor" means

(a)	any bank or financial institution with whom a Bank Account is maintained by the Pledgor as the date of this Deed;

(b)	any insurer or broker under an Insurance Agreement existing on the date of this Deed;

(c)	any member of the Group as at the date of this Deed;

(d)	any licensee to which a License has been granted by the Pledgor as the date of this Deed; and

(e)	any licensor which has granted a License to the Pledgor as at the date of this Deed.

"Future Receivables" means all rights, claims and receivables of the Pledgor against any debtor which come into existence after the date of this Deed (or in case of any Supplemental Deed, the date of such Supplemental Deed) but excluding (i) receivables pledged under any Security Document (including this Deed and any Supplemental Deed) and (ii) any Bank Right, Intercompany Right, Insurance Right, Licensor Right and Licensee Right, if and to the extent the Debtor in respect of such receivable is notified of the (disclosed) Right of Pledge.

"Group" means Affimed N.V. and each of its subsidiaries within the meaning of article 2:24a DCC.

"Insurance Agreements" means all insurance agreements under which the Pledgor is or may become entitled to claim including, but not limited to, the insurance agreements listed under "List of Insurance Agreements" in Part I of Annex 1 (Overview of Collateral) to the extent these agreements are governed by Netherlands law.

"Insurance Rights" means all present and future rights, claims and receivables of the Pledgor against the relevant Debtors under or in connection with an Insurance Agreement, except to the extent any such receivable relating to an Insurance Agreement is restricted from being pledged under section 7:954(4) DCC.

"Intercompany Rights" means all present and future rights, claims and receivables of the Pledgor against a Debtor which at any time is a member of the Group.

"Internet Domain Name Receivables" means all present and future rights, claims and receivables owed to the Pledgor by any internet domain name register (including but not limited to Stichting Internet Domeinregistratie), including rights, claims and receivables under or in connection with an Internet Domain Name (as defined in Part II of Annex 1 (Overview of Collateral)).

"IP Movables" means all data carriers on which data are stored relating to the Copyrights and all manuals and other documentation relating to the Copyrights, including but not limited, to the extent the Copyrights relate to software, to data carriers, manuals and other documentation relating to source codes, owned by the Pledgor or which that Pledgor may acquire in the future.

"IP Rights" means all present and future intellectual property including but not limited to Copyrights, Database Rights, Designs, Internet Domain Names, Licensee Rights, Neighbouring Rights, Patents,, Trade Marks and Trade Names of the Pledgor, in each case as defined in Part II of Annex 1 (Overview of Collateral) and in each case to the extent these intellectual property rights are not personal to it and are capable of being pledged.

"License" means all permissions of any kind whatsoever, whether or not registered or in writing (i) granted or to be granted by the Pledgor to any person entitling that person to use any IP Rights whether or not in return for any financial or other remuneration, including, but not limited to, the licences listed under "List of Licenses" in Part I of Annex 2 (Overview of Collateral) or (ii) granted or to be granted to the Pledgor by any person entitling the Pledgor to use any intellectual property rights whether or not in return for any financial or other remuneration, including, but not limited to, the licences listed under "Licensee Rights" in Part II of Annex 2 (Overview of Collateral).

"Licensor Rights" means all present or future rights of the Pledgor to receive payment of an amount or other remuneration/consideration under or arising from any Licence.

"Movables" means (i) all movable assets including but not limited to equipment, inventory, stock and IP Movables and (ii) all rights to bearer of the Pledgor, in each case owned or conditionally owned (voorwaardelijk eigendom) by the Pledgor on the date of the registration of this Deed or which the Pledgor may acquire in the future and to the extent these movable assets and rights to bearer are located in the Netherlands at any time.

"Present Receivables" means all rights, claims and receivables of the Pledgor against any debtor:

(a)	which exist (bestaan) on the date of registration of this Deed (or, in case of any Supplemental Deed, the date of such Supplemental Deed); or

(b)	which are, after the date of registration of this Deed (or, in case of any Supplemental Deed, the date of such Supplemental Deed), directly acquired pursuant to a legal relationship in existence (rechtstreeks zullen worden verkregen uit een bestaande rechtsverhouding) on the date of registration of this Deed (or, in case of any Supplemental Deed, the date of such Supplemental Deed), excluding any Bank Right, Intercompany Right, Insurance Right, Licensor Right and Licensee Right, if and to the extent the Debtor in respect of such Right is notified of the (disclosed) Right of Pledge.

"Receivables" means the Present Receivables and the Future Receivables.

"Right of Pledge" means a right of pledge created or purported to be created under this Deed or any Supplemental Deed.

"Rights" means the Bank Rights, Intercompany Rights, Insurance Rights, Licensor Rights, Licensee Rights and Receivables.

"Secured Obligation" means any payment obligation (verbintenis tot betaling van een geldsom) in favour of the Pledgee under:

(a)	the Finance Documents; and

(b)	this Deed, including in respect of any costs and expenses related to the foreclosure (kosten van executie) of any Right of Pledge,

whether present or future, whether actual or contingent, whether as primary obligor or as surety and whether for principal, interest, costs or otherwise, provided that the security does not apply to any liability to the extent that it would result in such security constituting unlawful financial assistance within the meaning of article 2:98c DCC or any subsequent legislation in respect of unlawful financial assistance or any equivalent and applicable provisions under the laws of the jurisdiction of incorporation of the relevant provider of security.

"Supplemental Deed" means a deed substantially in the form of Schedule 2 (Form of Supplemental Deed) or such other form as the Pledgee deems appropriate, including for the avoidance of doubt, an unspecified collective deed of pledge (verzamelpandakte) and any notice sent to a Debtor notifying such Debtor of the Right of Pledge.

1.2	Interpretation

(a)	Unless otherwise defined in this Deed, words and expressions defined in the Loan Agreement have the same meanings when used in this Deed. The principles of construction set out in the Loan Agreement will have effect as if set out in this Deed.

(b)	A reference to an "Annex", a "Clause", a "Party" or a "Schedule" is a reference to an annex, or a clause of this Deed or a party or a schedule to this Deed.

(c)	Words denoting the singular include the plural and vice versa.

(d)	English language words used in this Deed intend to describe Dutch legal concepts only and the consequences of the use of those words in English law or any other foreign law are to be disregarded.

(e)	References in this Deed to any Finance Document or other document include such document as amended, restated, novated, supplemented or otherwise modified from time to time and expressly including any increases and/or amendments of credit, loans and/or other commitments under the Loan Agreement or other Finance Document irrespective of the amounts involved and irrespective of the manner of implementation of such increases and/or amendments and as parties may accede to any Finance Document or retire from any Finance Document.

(f)	A reference to “registration” of this Deed or any Supplemental Deed means registration by the appropriate department of the tax authorities or notary in the

Netherlands or, in case of IP Rights, the relevant intellectual property register in accordance with the relevant intellectual property laws.

(g)	References in this Deed to the Pledgee, the Pledgor and any other person shall be construed so as to include its or their respective permitted successors, transferees and assignees pursuant to the terms of the Finance Documents from time to time and any successor of such a successor, transferee or assignee.

2.	CREATION AND PERFECTION OF PLEDGE

2.1	Undertaking to pledge

The Pledgor agrees with the Pledgee and undertakes to grant (where relevant in advance (bij voorbaat)) a right of pledge (pandrecht) over the Collateral.

2.2	Secured Obligations

(a)	Each Right of Pledge is created as security for the payment when due of the Secured Obligations.

(b)	Each Right of Pledge shall secure the Secured Obligations as they may be amended from time to time as a result of a modification, amendment, release or waiver of any of the terms and conditions of any Finance Document or any other documentation documenting, guaranteeing or securing the Secured Obligations (however fundamental, including any increase of any of the Facilities under the Loan Agreement, any extension or addition of or to any of the Facilities made available under any Finance Document and/or any additional facility or amount made available under any Finance Document for any purpose, including in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; any increase or other way of calculating interest in respect of any Facilities and any fees, costs and/or expenses associated with any of the foregoing) and no such amendment shall discharge or otherwise prejudice or affect any Right of Pledge and/or any right of the Pledgee under this Deed or any Supplemental Deed.

2.3	Creation of pledge

(a)	The Pledgor hereby grants (as the case may be (i) in advance (bij voorbaat) and/or (ii) by means of a third party right of pledge (derden-pandrecht) as referred to in article 3:231(1) DCC), in favour of the Pledgee:

(i)	a disclosed right of pledge (openbaar pandrecht) on the Bank Rights, the Intercompany Rights, the Insurance Rights;

(ii)	an undisclosed right of pledge (stil pandrecht) on the Present Receivables and Licensor Rights (for the avoidance of doubt, Parties note that at the date of this Deed, the Pledgor does not have any Present Receivables or Licensor Rights);

(iii)	a non-possessory right of pledge (vuistloos pandrecht) on the Movables (for the avoidance of doubt, Parties note that at the date of this Deed, the Pledgor does not have any Movables); and

(iv)	a right of pledge (pandrecht) on the IP Rights (including a undisclosed right of pledge (openbaar pandrecht) on the Licensee Rights) (for the avoidance of doubt, Parties note that at the date of this Deed, the Pledgor does not have any IP Rights).

(b)	The Pledgor shall grant (as the case may be (i) in advance (bij voorbaat) and/or (ii) by means of a third party right of pledge (derden-pandrecht) as referred to in article 3:231(1) DCC), in favour of the Pledgee an undisclosed right of pledge on the Future Receivables, future Licensor Rights and future Licensee Rights by:

executing a Supplemental Deed (1) every quarter on the last Business Day of that period and (2) promptly upon request of the Pledgee; and

(c)	In respect of movables owned by the Pledgor which are located outside the Netherlands at the date of this Deed (or, if later, when the Pledgor acquires such movables), the pledge is entered into under the suspensive condition (opschortende voorwaarde) of such movables being located in the Netherlands at which time they will be (i) Movables within the meaning of this Deed and (ii) subject to a Right of Pledge.

(d)	The Pledgee hereby accepts (where relevant in advance (bij voorbaat)) each Right of Pledge.

2.4	Scope of pledge over Rights

Each Right of Pledge in respect of a Right:

(a)	captures only rights, claims and receivables which are capable of being pledged under applicable law;

(b)	extends to rights, claims and receivables whether jointly or individually held;

(c)	extends, to the fullest extent possible under applicable law, to all rights attached to that Right, including, but not limited to, dependent rights (afhankelijke rechten) and ancillary rights (nevenrechten); and

(d)	extends to rights, claims and receivables acquired by way of recourse (regres) or subrogation (subrogatie) and rights, claims and receivables arising from declarations of joint and several liability on the basis of article 2:403(f) DCC.

2.5	Perfection

The Pledgor shall:

(a)	no later than 2 Business Days after the date of this Deed (or 5 Business Days after the date of any Supplemental Deed), register this Deed (or Supplemental Deed, as the case may be) with the Dutch tax authorities (other than the registers as referred to under sub (d) of this Clause) and provide a copy of evidence of receipt by the relevant authorities and the registered Deed (or Supplemental Deed) to the Pledgee, in each case promptly upon receipt;

(b)	no later than 2 Business Days after the date of this Deed send a notice substantially in the form of Schedule 1 (Form of Notification Letter), to each Existing Debtor (other than Existing Debtors already notified pursuant to Clause 2.9 (Notification of disclosed pledge to Parties)) and promptly provide the Pledgee with a copy of such notice together with evidence of receipt (ontvangstbevestiging) of such notice or fax communication and, promptly upon receipt, with a copy of the acknowledgement of the Right of Pledge by the Existing Debtors;

(c)	within 5 Business Days after the entry into of any Agreement or intercompany relation with a Debtor not previously notified of the Right of Pledge send a notice substantially in the form of Schedule 1 (Form of Notification Letter) to the relevant Debtor and promptly provide the Pledgee with a copy of such notice together with evidence of receipt (ontvangstbevestiging) of such notice or fax communication and, promptly upon receipt, with a copy of the acknowledgement by the relevant Debtor of the Right of Pledge; and

(d)	procure, in respect of each IP Right which is registered in a register, that the Right of Pledge is notified to and requested to be recorded with the relevant registers promptly and in any event no later than 15 Business Days after the date of this Deed (or such longer period as the Pledgee may agree) (and, in respect of any IP Right which is registered in a register after the date of this Deed, promptly and in any event no later than 15 Business Days after the date of registration). For the avoidance of doubt, the parties note that at the date of this Deed, the Pledgor does not have any IP Rights and therefore, the provisions in this Clause 2.5(d) only apply to any IP Rights which are registered in a register after the date of this Deed. Such registers include:

(i)	in relation to Designs:

(A)	for Benelux design rights: the design register of the Benelux Office for Intellectual Property (BOIP) in The Hague, the Netherlands;

(B)	for community design rights: the design register of the Office for Harmonisation in the Internal Market (OHIM) in Alicante, Spain; and

(C)	for international design rights: the design register of the World Intellectual Property Organisation (WIPO) in Geneva, Switzerland;

(ii)	in relation to Internet Domain Names with .nl top level extensions:

the domain name register of Stichting Internet Domeinregistratie Nederland (SIDN);

(iii)	in relation to Patents:

(A)	for Dutch patents: the Netherlands Patent Office (NL Octrooicentrum);

(B)	for European Patents: (i) as long as an application is still pending, the European Patent Office (EPO) in Munich, Germany and (ii) if the EPO application has been accepted as a Dutch patent registration, the Netherlands Patents Office (NL Octrooicentrum); and

(C)	for International Patents on the basis of the PCT system (PCT): the International Bureau of the World Intellectual Property Organisation (WIPO) in Geneva, Switzerland;

(iv)	in relation to supplementary protection certificates: the Netherlands Patent Office (NL Octrooicentrum); and

(v)	in relation to trade marks:

(A)	for Benelux trademark rights: the trademark register of the Benelux Office for Intellectual Property (BOIP) in The Hague, the Netherlands;

(B)	for community trademark rights: the trademark register of the Office for Harmonisation in the Internal Market (OHIM) in Alicante, Spain; and

(C)	for international trademark rights: the trademark register of the World Intellectual Property Organisation (WIPO) in Geneva, Switzerland.

2.6	Domicile for Patents

For purposes of article 67(2) of the Dutch Patent Act 1995, the Pledgor that pledges any Patent under this Deed and the Pledgee choose domicile at The Hague, the Netherlands.

2.7	Pledge Confirmation for registered IP Rights

Notification to and request for recording with an intellectual property register within the meaning of Clause 2.5 (Perfection) under (d) above will be effected by means of a notification letter in the form of Schedule 3 (Form of Pledge Confirmation) and the Pledgor shall provide evidence of receipt by the relevant authorities of such notification and recording to the Pledgee promptly upon receipt of such evidence.

2.8	Registration by Pledgee

Without prejudice to the obligations of the Pledgor under Clause 2.5 (Perfection), the Pledgee shall be authorised to register this Deed and any Supplemental Deed with the relevant authorities, including any intellectual property register referred to in Clause 2.5 (Perfection) under (d).

2.9	Perfection by Pledgee

Without prejudice to the obligations of the Pledgor under Clause 2.5 (Perfection), the Pledgor hereby irrevocably authorises the Pledgee to grant a right of undisclosed pledge over all Receivables within the meaning of Clause 2.3 (Creation of Pledge) under (b) of this Deed by executing on its behalf a Supplemental Deed in the frequency determined by the Pledgee, and the Pledgee is authorised to register each Supplemental Deed with the relevant authorities. In addition, the Pledgee has the right to use the power of attorney granted to the Pledgee in Clause 5.2 (Power of Attorney) of this Deed to create similar rights of pledge over the Collateral by other means (including by way of a collective pledge deed) on a daily basis or at such other intervals or times as the Pledgee deems appropriate.

2.10	Notification of disclosed pledge to Parties

(a)	Without prejudice to the obligations of the Pledgor under Clause 2.5 (Perfection), the Pledgee shall be authorised to notify each Debtor of the disclosed rights of pledge purported to be created under this Deed.

(b)	The Pledgee, in its capacity as Debtor of any Bank Rights, confirms to have been notified as Debtor of the Right of Pledge by signing this Deed.

(c)	The Pledgor, in its capacity as Debtor of any Intercompany Rights, confirms to have been notified as Debtor of the Right of Pledge by signing this Deed.

2.11	Intellectual property rights other than IP Rights

If any intellectual property right (including internet domain names and licenses concerning intellectual property rights) granted to or by, acquired, held by, registered and/or applied for by or in the name of the Pledgor before or after the date of this Deed does not fall within the definition of any IP Right for geographical and/or other reasons, the Pledgor, where applicable in advance, hereby pledges such right to the Pledgee. The Pledgee, where applicable in advance, hereby accepts these rights of pledge. Each right of pledge purported to be created under this Clause 2.11 is in addition to and without prejudice to any other rights of pledge created under this Deed.

2.12	Conversion

If pursuant to Netherlands private international law a law other than the law of the Netherlands would be applicable to the validity of the creation of the security interests purported to be created under this Deed, and the requirements for the creation of such a security interest under that other law have been materially satisfied, then, for the purposes of this Deed, the Parties intend to create a security interest under that law to the extent legally possible.

3.	undertaking

3.1	Preservation of Collateral

Unless explicitly provided otherwise under any Finance Document, the Pledgor shall not without the prior written consent of the Pledgee:

(a)	pledge, otherwise encumber, dispose of, transfer or make subject to a limited right (beperkt recht) the Collateral or any part thereof other than in the ordinary course of business and on arm’s length terms, whether or not in advance, or perform any act that may harm the rights of the Pledgee, or permit to subsist any kind of encumbrance or attachment over the Collateral or any part thereof;

(b)	vary the terms of or extend, release (kwijtschelden) or waive (afstand doen van) any Right other than in the ordinary course of business and on arm’s length terms;

(c)	abandon or withdraw any registration of the IP Rights or any part thereof or any entitlement in relation to the IP Rights or any part thereof; or

(d)	waive any accessory rights (afhankelijke rechten) or ancillary rights (nevenrechten) attached to the Collateral other than in the ordinary course of business and on arm’s length terms.

3.2	Undertakings applicable to IP Rights

(a)	The Pledgor shall:

(i)	retain evidence of the genuine use made of its Trade Marks (and provide the Pledgee with this evidence upon the Pledgee's request). This evidence includes samples of product packaging, promotional material and copies of invoices to customers with the Trade Mark; and

(ii)	take all actions, including paying maintenance, renewal, registration and other applicable fees, monitoring prosecution, defending against third parties, commencement of legal proceedings and other relevant proceedings, making normal and commercial adequate use of its IP Rights in conformity with the registration thereof and all other actions necessary to keep its IP Rights in force and valid worldwide and will do nothing to jeopardise its IP Rights now or in the future.

(b)	At the Pledgee's request, provide the Pledgee with:

(i)	a data carrier, in such form as the Pledgee may request, on which its Copyrights are stored and, to the extent the Copyrights relate to software, including all relevant source codes; and

(ii)	with all such data and movables, including to computers, computer files and software as the Pledgee may reasonably deem necessary to have access to the Copyrights.

3.3	Undertakings applicable to Bank Rights

The Pledgor shall use all reasonable endeavours to ensure that each bank (other than the Pledgee) with which a Bank Account is or will be maintained (an “account bank”) will consent to the creation of the Right of Pledge over any account maintained with that account bank and will release any pledge, waive any right to create a pledge and any right to set-off and suspension that account bank may have in respect of any account.

3.4	Undertakings applicable to Movables

The Pledgor shall at its own expense keep the Movables in good working order and condition, handle the same in a diligent manner, effect any necessary repair and maintain insurances with reputable insurance companies or underwriters on and in relation to the Movables against those risks and on such market conditions as is usual for companies carrying on the same or substantially similar business. It shall produce policies of the relevant insurances to the Pledgee for review at the Pledgee’s request.

3.5	Information

The Pledgor shall:

(a)	promptly inform in writing a bailiff (deurwaarder) serving an attachment (beslag exploit) in respect of the Collateral or any part thereof, liquidator (curator) in bankruptcy, an administrator (bewindvoerder) of the Pledgor or, upon the request of the Pledgee, any third party creditor of the Pledgor, of the rights of the Pledgee pursuant to this Deed;

(b)	inform the Pledgee promptly of any events or circumstances which may adversely affect the rights of the Pledgee pursuant to this Deed, the value of the Collateral and/or the possibility of enforcement of the rights of the Pledgee, including but not limited to:

(i)	an application being filed for its bankruptcy or the granting of a suspension of payments (or any analogous event under any other jurisdiction); or

(ii)	any attachment (beslagen) on or dispute concerning the Collateral or any part thereof if such attachment or dispute has a Material Adverse Change on the rights of pledge created under this Deed and any Supplemental Deed, or on the value of the Collateral concerned;

(c)	promptly upon request of the Pledgee and in such form as the Pledgee may designate provide all information, evidence (including invoices) and documents relating to the Collateral which the Pledgee may deem necessary to exercise its rights under this Deed;

(d)	promptly upon request of the Pledgee submit an updated Annex 1 (Overview of Collateral) or any other up-to-date overview in the form designated by the Pledgee, which may include a print-out or an electronic data carrier containing the relevant data and listing amongst others the Collateral location(s) of the Movables and the total value thereof, the aggregate amount of the Rights and the amounts owed by each Debtor and/or the aggregate amount of the Receivables and the amounts owed by each debtor of a Receivable.

3.6	Inspection of books and records

The Pledgee shall on five (5) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), but in the absence of a continuing Event of Default, only during regular business hours, be granted access to the premises of the Pledgor to inspect the Pledgor's books and records relating to the Collateral. Such inspections or audits shall be conducted no more than once every twelve (12) months unless an Event of Default has occurred and is continuing.

4.	REPRESENTATIONS AND WARRANTIES

4.1	Representations and warranties

The Pledgor represents and warrants to the Pledgee that:

(a)	it is the proprietor (rechthebbende) of the Collateral and has full power to dispose (beschikkingsbevoegd) of the Collateral;

(b)	unless explicitly provided otherwise under the Finance Document, the Collateral is (i) freely transferable and capable of being pledged under applicable law and, in respect of Rights, the relevant agreements from which the Rights result are legal, valid and binding agreements and if the validity of the assignment or pledge is subject to prior consent, such consent is obtained, (ii) not subject to any option or similar right and (iii) not subject to any right of set off;

(c)	on the date of this Deed,

(i)	it does not hold any account numbers with any bank in the Netherlands other than the Bank Accounts listed in Part I of Annex 1 (Overview of Collateral);

(ii)	it does not have any insurance agreements under which it is entitled to claim and which are capable of being pledged other than the Insurance Agreements listed in Part I of Annex 1 (Overview of Collateral);

(iii)	the entities listed in Part I of Annex 1 (Overview of Collateral) together with the Pledgor constitute all companies which form part of the Group;

(iv)	the notification details for each Debtor set forth in Part I of Annex 1 (Overview of Collateral) are complete and correct;

(v)	it has no intellectual property rights falling within the scope of the definition of any IP Right which are not listed in Part II of Annex 1 (Overview of Collateral); and

(vi)	it has not granted any licenses enabling a person to use any of its IP Rights other than those listed in Part I of Annex 2 (Overview of Collateral).

(d)	neither the Collateral nor any part thereof has been encumbered whether or not in advance (bij voorbaat)) by any attachments (beslagen), limited rights (beperkte rechten) or other encumbrances (including but not limited to any licences or sub-licences) or security interest;

(e)	the execution and performance of this Deed does not violate any agreement or other legal relationship to which it is a party;

(f)	no litigation, arbitration or administrative proceedings have been instituted or, to the best of its knowledge, are threatened against it, which could or are reasonably likely to have a material adverse effect on its position under this Deed or on the economic value of the Collateral; and

(g)	no corporate action or any other steps have been taken or legal proceedings have been instituted or threatened against it for the entering into a suspension of payments or for bankruptcy or for the appointment of a receiver or similar officer for it or any or all of its assets.

4.2	Times when representations and are made

The representations and warranties as included in Clause 4.1 (Representations and warranties) are made on each date a Right of Pledge is (purported to be) granted over the Collateral or any part thereof and are deemed to be repeated on each day that any Secured Obligation exists, in each case in relation to all Collateral existing on the day the representations and warranties are made or deemed repeated other than as disclosed on prior to the date of this Deed and/or after the date of this Deed prior to any dradown of Tranch 2 under the Loan Agreement.

5.	FURTHER ASSURANCE AND POWER OF ATTORNEY

5.1	Further assurance

The Pledgor hereby covenants that it will, at the Pledgee's first request, at its own expense:

(a)	execute any further encumbrances and assurances in favour of, or for the benefit of the Pledgee to create and perfect the rights of pledge purported to be created hereunder;

(b)	do all acts and things as the Pledgee may deem necessary to create and perfect the rights of pledge purported to be created hereunder and to exercise its rights under this Deed (including the enforcement of each right of pledge);

(c)	ensure that any right of pledge and the undertakings and obligations of the Pledgor under this Deed shall inure to the benefit of any successor, transferee or assignee of the Pledgee; and

(d)	facilitate the collection, appropriation or realisation of the Collateral (or any part thereof) in the manner contemplated by this Deed.

5.2	Power of Attorney

(a)	Subject to paragraph (b) below, the Pledgor hereby irrevocably and unconditionally grants to the Pledgee a power of attorney with the right of substitution to (i) perform on its behalf and at its expense any of its obligations under this Deed, including by means of entry into on its behalf of any Supplemental Deed, (ii) exercise any ancillary or other right in relation to the Collateral and (iii) exercise any of its obligations in relation to the Collateral. This authorisation permits the Pledgee to (also) act as counterparty within the meaning of article 3:68 DCC.

(b)	The appointment under paragraph (a) of this Clause 5.2 (Power of Attorney) above may be exercised by the Pledgee (i) with respect to any obligation or act of the Pledgor to perfect the security rights purported to be created under this Deed or any Supplemental Deed, at all times and (ii) with respect to any other act or obligation under this Deed, (a) if an Event of Default has occurred which is continuing or (b) in case the Pledgor has failed to perform an act or obligation under this Deed and has not remedied such failure within 2 Business Days after receipt of a notice of such failure from the Pledgee or after becoming aware of such failure.

(c)	The Pledgor hereby ratifies and confirms (where relevant, in advance) any act performed by the Pledgee under the power of attorney appointment referred to in paragraph (a) of this Clause 5.2 (Power of Attorney).

6.	AUTHORITY TO COLLECT RightS

6.1	Notice to debtors

The Pledgee may, if an Event of Default has occurred which is continuing, notify any debtor of the right of pledge created over the Receivable(s) owed by that debtor and inform that debtor that further payments must be made into a bank account designated by the Pledgee.

6.2	Collection of Rights other than Receivables

(a)	Subject to paragraph (b) below and Clause 6.3 (Collection by Pledgee), Pledgee is authorised, to the fullest extent permitted by law, to collect the Rights (other than the Receivables), to grant discharge in respect of the Rights (other than the Receivables) and to exercise all other rights of the Pledgor in connection with the

Rights (other than the Receivables) (including calling in (opzeggen) the Rights (other than the Receivables)).

(b)	The Pledgee hereby authorises, in accordance with article 3:246(4) DCC, the Pledgor to collect the Rights (other than the Receivables) and exercise all other rights referred to in paragraph (a) above with respect to the Rights (other than the Receivables) to the extent permitted under this Deed. This authorisation terminates upon the notification to the respective Debtors referred to in Schedule 1 (Form of Notification Letter) that this authorisation is withdrawn, which notice may only be given if an Event of Default has occurred which is continuing.

6.3	Collection by Pledgee of Rights

(a)	Following notification as provided in Clause 6.1 (Notice to Debtors) or Clause 6.2 (Collection of Rights other than Receivables), only the Pledgee is authorised, to the fullest extent permitted by law, to collect the Rights, to grant discharge in respect of the Rights and, to the fullest extent permitted by law, to exercise all other rights of the Pledgor in connection with the Rights (including making the Rights due and payable (opeisbaar verklaren)). The Pledgor waives its rights under article 3:246(4) DCC.

(b)	If the Pledgor receives any payment in respect of a Right after the Pledgee has become authorised to collect that Right it must promptly transfer to the Pledgee an amount equal to the amount received.

7.	AUTHORITY TO request possession of Movables

The Pledgee may, if an Event of Default has occurred which is continuing, require that all or part of the Movables are brought into its possession or into the possession of a third party appointed by it for this purpose and in connection herewith the Pledgee (or its representative) is authorised to enter upon any premises where such Movables are located and to remove such Movables or have the same delivered by the Pledgor who is obliged to do so after the request of the Pledgee, to such place as the Pledgee may designate.

8.	immediate foreclosure

8.1	Sale and recourse

After an Enforcement Event has occurred which is continuing, the Pledgee may, without prior notice to the Pledgor or any other person:

(a)	sell or cause the Collateral to be sold in accordance with articles 3:248 DCC et seq, provided that the articles 3:234, 3:249 and 3:252 DCC shall not apply; and

(b)	take recourse against the proceeds of the Collateral or any part thereof collected by it pursuant to Clause 6 (Authority to Collect Rights) in accordance with article 3:255 DCC.

8.2	Waivers

(a)	The Pledgor shall not be entitled to request the court to determine that the Collateral pledged pursuant hereto shall be sold in a manner deviating from the provisions of article 3:250 DCC.

(b)	The Pledgor waives:

(i)	any right it may have of (first) requiring the Pledgee to proceed against or enforce any other right or security or claim payment from any person before enforcing its rights of pledge created by this Deed;

(ii)	any right to be notified by the Pledgee of the sale or of how, where or when the sale will be or was conducted (as provided for in article 3:249(1) and article 3:252 DCC; and

(iii)	to the extent possible, any other right under Dutch law aimed at protecting grantors of security for the debts of third parties, including any right pursuant to articles 3:233, 3:234, 6:139 and 6:154 DCC.

8.3	Compositions

Upon the occurrence of an Enforcement Event, the Pledgee may regarding the Collateral or any part thereof (i) enter into court compositions or out-of-court compositions (gerechtelijke of buitengerechtelijke akkoorden), (ii) cast a vote in connection with such compositions, and (iii) enter into any settlement agreement with any other person.

8.4	Enforcement Proceeds

The Pledgee will apply the proceeds of a sale of the Collateral or any part thereof or from having taken recourse against the Collateral or any part thereof following collection towards satisfaction of the Secured Obligations in accordance with the mandatory provisions of Dutch law and the Loan Agreement.

9.	NO PREJUDICE

To the fullest extent permitted by law, (i) this Deed does not prejudice, limit or affect any right of the Pledgee under any Finance Document and (ii) the Finance Document do not prejudice, limit or affect any right of the Pledgee under this Deed.

10.	CONFLICT

If there is a conflict between this Deed and the Loan Agreement, the provisions of the Loan Agreement will take priority over the provisions of this Deed, except for provisions herein which are required for establishing a right of pledge over the Collateral in accordance with Dutch law.

11.	TERMINATION AND RELEASE OF PLEDGE

11.1	Continuing security

Each Right of Pledge and all obligations under this Deed shall remain in full force and effect until all Secured Obligations have been irrevocably and unconditionally paid in full and no new Secured Obligations may arise unless terminated by the Pledgee pursuant to Clause 11.2 (Termination by notice).

11.2	Termination by notice

Subject to any consent required by the Loan Agreement, the Pledgee may terminate (opzeggen) the Right of Pledge and relating obligations under this Deed in whole or in part by notice (opzegging) in writing to the Pledgor.

11.3	Rights and obligations

Upon the termination of the right of pledge by notice pursuant to Clause 11.2 (Termination by notice) or at any other time, the contractual rights and obligations created under this Deed may be terminated in whole or in part by the Pledgee and the Pledgor by means of a private deed (onderhandse akte).

11.4	Evidence of indebtedness

The records of the Pledgee are conclusive evidence (dwingend bewijs) of the existence and the amount of the Secured Obligations.

12.	TRANSFER

12.1	No transfers – Pledgor

The Pledgor shall not assign or transfer any of its rights and obligations under this Deed without the prior written consent of the Pledgee.

12.2	Transfers – Pledgee

(a)	The Pledgee is entitled to transfer, assign or pledge all or part of its rights and/or obligations pursuant to this Deed in accordance with the relevant provisions of the Loan Agreement and the Pledgor grants its co-operation in advance within the meaning of article 6:159(1) DCC provided that (a) the Pledgor shall be responsible for reasonably and properly incurred external costs incurred in connection with such assignment or transfer and (b) such assignment or transfer shall not be made to a direct or indirect competitor of the Pledgee and (c) this Deed shall only be assigned or transferred if the Pledgor transfers all of its rights and obligations under the Secured Obligations to such third party.

(b)	If the Pledgee transfers, assigns or pledges its rights under the Secured Obligations (or a part thereof), the Rights of Pledge shall follow pro rata parte the transferred, assigned or pledged rights (as ancillary right (nevenrecht)) to the relevant transferee, assignee or pledgee.

(c)	The Pledgee is entitled to provide any transferee, assignee or pledgee or proposed transferee, assignee or pledgee with any information concerning the Pledgor and/or the Collateral.

13.	LIABILITY

The Pledgee will not be liable vis-à-vis the Pledgor as a result of (i) any sale or collection of the Collateral (or failure to sell or collect the Collateral) by the Pledgee, (ii) any exercise of, or failure to exercise any right under this Deed, except, in each case, for any loss caused by its wilful misconduct or negligence.

14.	COSTS

The Pledgor will in accordance with the Loan Agreement pay the Pledgee all reasonable costs, losses, claims and out-of-pocket expenses of whatever nature (including reasonable legal fees) incurred by it relating to or arising out of this Deed and any Supplemental Deed (including the entering into and registration of this deed, Clause 5.1 (Further Assurance) and the enforcement of or preservation of any rights under this Deed).

15.	GENERAL

15.1	No Rescission

To the extent permitted by law, the Pledgor hereby waives (i) its rights under articles 6:228 and 6:265 to 6:272 DCC or any other ground under any applicable law inclusive to rescind (ontbinden) or nullification (vernietiging), or demand in legal proceedings the rescission (ontbinding) or nullification (vernietiging) of, this Deed and (ii) its rights under articles 6:52, 6:262 and 6:263 DCC or any other ground under any applicable law to suspend (opschorten) any obligation under or in connection with this Deed.

15.2	Subordination of recourse and subrogation claims

The Pledgor will not be entitled to any right by way of recourse (regres) or to any right or security interest of the Pledgee by way of or subrogation (subrogatie) in respect of this Deed. To the extent necessary, the Pledgor hereby (i) waives any entitlement to any such right of recourse or subrogation or security interest and (ii) subordinates any such right in favour of the Pledgee, to the extent possible under law such that the right of recourse or subrogation is acquired subordinated (ontstaat achtergesteld) and (iii), if the waiver or subordination of rights acquired by way of subrogation is not effective, undertakes to refrain from exercising the relevant right or security interest. If any amount is received by the Pledgor on account of such recourse or subrogation rights at any time when any Secured Obligation is outstanding, the Pledgor shall promptly pay an amount equal to such amount to the Pledgee to be applied in accordance with Clause 8 (Immediate foreclosure).

15.3	Notices

Any notice or other communication under or in connection with this Deed must be made in accordance with the Loan Agreement.

15.4	Partial Invalidity

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

15.5	Execution and amendments

(a)	This Deed and any Supplemental Deed may be signed in any number of counterparts.

(b)	This Deed may only be amended by a written deed or agreement.

15.6	No Implied Waiver and no forfeiture

(a)	Any waiver under this Deed must be given by notice to that effect.

(b)	Where a Party does not exercise any right under this Deed (which includes the granting by a Party to any of the other Parties of an extension of time in which to perform its obligations under any of these provisions), this is not deemed to constitute a forfeiture of that Party's right under this Deed (rechtsverwerking).

(c)	The rights and remedies of the Pledgee are in addition to any other right that the Pledgee may have under Netherlands law or any other applicable law.

16.	GOVERNING LAW AND JURISDICTION

16.1	Governing Law

This Deed and any non-contractual obligations arising out of or in connection with it are governed by and construed in accordance with the laws of the Netherlands.

16.2	Jurisdiction

Any dispute arising out of or in connection with this Deed is to be submitted to the non-exclusive jurisdiction of the competent court in Amsterdam, the Netherlands. This Clause 16.2 (Jurisdiction) is for the benefit of the Pledgee only. As a result, the Pledgee shall not be prevented from taking proceedings relating to a dispute in any other courts with jurisdiction. To the extent allowed by law, the Pledgee may take concurrent proceedings in any number of jurisdictions.

16.3	Acceptance governing law power of attorney

If a Party is represented by an attorney in connection with the signing and/or execution of this Deed or any agreement or document pursuant to or in connection with this Deed,

(a)	the existence and extent of the authority of; and

(b)	the effects of the exercise or purported exercise of that authority by,

that attorney is governed by the law designated in the power of attorney pursuant to which that attorney is appointed and such choice of law is accepted by the other Parties.

ANNEX 1

OVERVIEW OF COLLATERAL

PART I – DEBTORS

List of Bank Accounts
Pledgor	Bank	Bank Account(s)	Contact details

None at the date of this Deed

Affimed N.V.	[•]	[•] [•] [•]	attn. : [•] address : [•] fax number : [•] email : [•]

List of group companies other than the Pledgor
Group company	Contact details

Affimed GmbH	attn. : Florian Fischer address : Im Neuenheimer Feld 582, 69120 Heidelberg fax number : email :
AbCheck s.r.o.	attn. : Volker Lang address : Teslova 1202/3, 30100 Plzen, Czech Republic fax number : email :
Affimed Inc.	attn. : Andrew Curtis address : 196 West Ashland St, Doylestown, PA 18901 fax number : email :
List of Insurance Agreements

None at the date of this Deed

Insurer(s)	Broker	Description	Policy nr	Contact details
[•]	[•]	[•]	[•]	attn. : [•] address : [•] fax number : [•] email : [•]

IP RIGHTS

"Copyrights" means all copyrights of the Pledgor within the meaning of the Netherlands Copyrights Act, including but not limited to:

None at the date of this Deed

Affimed N.V.	[insert description of work(s)]
[insert description of work(s)]

"Database Rights" means all rights of the Pledgor in any database within the meaning of the Netherlands Database Act, including but not limited to:

None at the date of this Deed

Affimed N.V.	[insert description of database right(s)]
[insert description of database right(s)]

"Designs" means all:

(a)	drawings and designs registered or to be registered in the name of the Pledgor with validity in the Benelux;

(b)	Community designs registered or to be registered in the name of the Pledgor;

(c)	unregistered EU designs of the Pledgor with validity in the European Union; and

(d)	to the extent not falling within any of the categories referred to above under (a), (b) and (c), international drawings and designs registered or to be registered in the name of the Pledgor with validity in the Benelux, including, in each case, any application for the same and including but not limited to:

None at the date of this Deed

Affimed N.V.	[insert description of drawing or design] ([BX/EU/INT])	Reg/app No(s): [●] and [●]**
	[insert description of drawing or design] ([BX/EU/INT])	Reg/app No(s): [●] and [●]**

"Internet Domain Names" means all rights of the Pledgor to <.nl> internet domain names registered or to be registered in the name of the Pledgor, including but not limited to:

None at the date of this Deed

Affimed N.V.	<[●]nl> <[●]nl> <[●]nl>

"Licensee Rights" means all permissions of any kind whatsoever, whether or not registered or in writing, granted or to be granted to the Pledgor by any person and entitling the Pledgor to use any intellectual property or related right owned by (or licensed to) that person in the course of the Pledgor's business, whether or not in return for any financial or other compensation, including but not limited to:

None at the date of this Deed

Affimed N.V.	[description licence]	Licensor: [name]	dated: [date licence]
	[description licence]	Licensor: [name]	dated: [date licence]

"Neighbouring Rights" means, with respect to the Pledgor, all neighbouring rights of the Pledgor within the meaning of the Dutch Neighbouring Rights Act, including but not limited to:

None at the date of this Deed

Affimed N.V.	[insert description of neighbouring right]
[insert description of neighbouring right]

"Patents" means, with respect to the Pledgor, all

(a)	NL and EU patents registered or to be registered in the name of the Pledgor with validity in the Netherlands and the Netherlands Antilles; and

(b)	applications of the Pledgor for a right referred to under (a) as well as its entitlements to such rights, and/or any divisionals, continuations, continuations-in-part or the like in the Netherlands based on any of the foregoing applications, and any applications in the Netherlands claiming priority of any of the foregoing applications, and including all patents that are granted in relation to any of the foregoing applications, including but not limited to :

Affimed N.V.	[patent(s)] ([EU/NL])	Reg/app No(s): [●] and [●]
	[patent(s)] ([EU/NL])	Reg/app No(s): [●] and [●]

None at the date of this Deed

"Trade Marks" means all

(a)	trade marks registered or to be registered in the name of the Pledgor with validity in the Benelux;

(b)	Community trade marks registered or to be registered in the name of the Pledgor; and

(c)	to the extent not falling within any of the categories referred to under (a) and (b), international trade marks registered or to be registered in the name of the Pledgor with validity in the Benelux, including but not limited to:

None at the date of this Deed

Affimed N.V.	[trade mark(s)] ([BX/EU/INT])	Reg/app No(s): [●] and [●]
	[trade mark(s)] ([BX/EU/INT])	Reg/app No(s): [●] and [●]

"Trade Names" means all names under which the Pledgor conducts its business in the Netherlands, including but not limited to:

Affimed N.V.	Affimed N.V.

SCHEDULE 1

FORM OF NOTIFICATION LETTER

By registered mail & postal service confirmation of receipt

(aangetekend met ontvangstbevestiging)

From:
Affimed N.V.
Im Neuenheimer Feld 582
D-69120 Heidelberg

Germany

To:
[insert name of Debtor]

Address	: [•]
Fax number	: [•]
Attn.	: [•]

Copy to:

Silicon Valley Bank
3003 Tasman Drive, Santa Clara
California 95054
United States of America

[•] 2016

Ladies and gentlemen,

We write you in your capacity as [bank in connection with the bank account maintained by us with you under number[s] [•] and any future bank accounts that may be maintained by us with you (the "Bank Accounts")][debtor in our intercompany relation dated [•] and under any future intercompany relation that may come into existence between you and ourselves (the "Intercompany Relations")][[insurer][broker] under an insurance agreement between you and ourselves dated [•] and under any future insurance agreement that may be entered into between you and ourselves (the "Insurance Agreements")][licensee under a license agreement between you and ourselves dated [•] and under any future license agreement under which a licence may be granted to you by ourselves (the "Licenses")][licensor under a license agreement between you and ourselves dated [•] and under any future license agreement under which a licence may be granted by you to ourselves (the "Licenses")].

We hereby notify you of the right of pledge created under an omnibus deed of pledge (the "Deed of Pledge") dated [•] 2016 between, amongst others, us as pledgor and Silicon Valley Bank, as bank (the "Pledgee") under which we have pledged to the Pledgee all our present and future rights, claims and receivables against you including, but not limited to, the rights, claims and receivables [as these are or will be administered from time to time in the balance of any existing or future Bank Account or otherwise] [under the Intercompany Relations] [pursuant to the Insurance Agreements] [pursuant to the Licence(s)] (the "Pledged Rights").

Pursuant to the Deed of Pledge, we have been granted permission to give instructions in relation to and collect and receive payment of the Pledged Rights until the Pledgee has given written notice to you stating that such permission has been withdrawn. Consequently, until receipt of such notice, you can continue to make payments to us as instructed and upon and following receipt of such notice, you are only discharged from your payments obligations if you make payments to the Pledgee as instructed by the Pledgee. In addition, you are requested to incorporate a "special clause" in the relevant certificate of insurance and register the right of pledge in the insurance policy with regard to the Insurance Agreements and promptly provide us and the Pledgee a copy of such certificate of insurance and insurance policy including the registration of the right of pledge.

To the extent required, this notice is a Supplemental Deed under and as defined in the Deed of Pledge and we hereby pledge the Pledged Rights to the Pledgee, on the terms and conditions of the Deed of Pledge.

We request you to sign this letter for acknowledgement and to return the same to us.

Yours sincerely,

Affimed N.V.

____________________________________

By:

Title:

We, the undersigned, acknowledge receipt of this notice of pledge, agree to be bound by the terms of this notice and confirm that we have not received a notice of another right of pledge over the Pledged Rights. In addition, we release any right of pledge, and waive (afstand doen van) any right of set-off (verrekening) and suspension of performance (opschorting) we may have, in respect of the [Bank Accounts][Intercompany Relations][Insurance Agreements] other than in respect of fees and costs directly related to administering the Bank Accounts until the Pledgee has notified us in writing that the [relevant] right of pledge pursuant to the Deed of Pledge has been terminated.

FOR ACKNOWLEDGMENT:

[name of Debtor]

____________________________________

By: [name]

Title: [authorised representative]

SCHEDULE 2

FORM OF SUPPLEMENTAL DEED

Silicon Valley Bank
3003 Tasman Drive, Santa Clara
California 95054
United States of America

[•] 2016

Ladies and gentlemen,

Reference is made to the omnibus deed of pledge dated [insert date] between yourselves as Pledgee (as defined in that deed) and ourselves as pledgor (the "Deed of Pledge").

1.	This is a Supplemental Deed and a Finance Document. Unless otherwise defined in this Supplemental Deed, words and expressions defined in the Deed of Pledge have the same meanings when used in this Supplemental Deed.

2.	Pursuant to the undertaking set forth in Clause 2.1 (Undertaking to Pledge) of the Deed of Pledge and as security for the payment when due of the Secured Obligations, the Pledgor agrees to create and hereby grants (as the case may be (i) in advance (bij voorbaat) and/or (ii) by means of a third party right of pledge (derden-pandrecht) as referred to in article 3:231(1) DCC), in favour of the Pledgee, a right of pledge over all Receivables capable of being pledged on the date of registration of this Supplemental Deed and all rights attached to these Receivables.

3.	We hold all electronic carriers, copies of invoices and/or other relevant documents, such as order and delivery receipts and contracts concerning the Receivables at your disposal.

4.	With regard to the Receivables (purported to be) encumbered with a right of pledge by this Supplemental Deed, we make the representations and warranties set out in Clause 4 (Representations and Warranties) of the Deed of Pledge.

5.	We will register this Supplemental Deed with the relevant authorities as set out in Clause 2.5 (Perfection) of the Deed of Pledge and provide you a copy of confirmation of receipt and of the registered deed. Without prejudice to the foregoing sentence we confirm that you are authorised to register this Supplemental Deed with the relevant authorities.

6.	[The exhibit attached to this Supplemental Deed (on its face or in the document attached to it) specifies the information required by Clause 3.5 (Information) under (d) of the Deed of Pledge.[1]

7.	All provisions of the Deed of Pledge (including the governing law and jurisdiction clause) apply mutatis mutandis to this Supplemental Deed.

8.	The Pledgee has accepted the pledge created under this Supplemental Deed in advance in the Deed of Pledge.

1 Attach exhibit manually if requested by the Pledgee

Yours faithfully,

Affimed N.V.

______________		______________
By	:	By	:
Title	: authorised signatory	Title	: authorised signatory

SCHEDULE 3

FORM OF PLEDGE CONFIRMATION

[Benelux Office for Intellectual Property (BOIP)

Attn. [design register][trademark register]

Postbus 90404

NL-2509 LK, Den Haag, Nederland1

[Office for Harmonisation in the Internal Market (OHIM)

Attn. [design register][trademark register]

Avenida de Europa, 4

E-03008 Alicante, Spain2

[World Intellectual Property Organisation (WIPO)

Attn. [design register][trademark register][international bureau]

34, chemin des Colombettes

CH-1211 Geneva 20, Switzerland3

[Netherlands Patent Office (Nederlands Octrooicentrum)

Postbus 10366

2595 AL, Den Haag, Nederland4

[European Patent Office (EPO)

P.O. Box 80298, Munich, Germany5

[Stichting Internet Domeinregistratie Nederland (SIDN)

Postbus 5022

6802 EA Arnhem, Nederland6

_____________

[1]	use this register for registration of pledge over Benelux Designs and over Benelux Trademarks (always check whether contact details are still correct)

[2]	use this register for registration of pledge over Community Designs and over Community Trademarks (always check whether contact details are still correct)

[3]	use this register for registration of pledge over International Patents on the basis of the PCT system (PCT) and international Trademarks (always check whether contact details are still correct)

[4]	use this register for registration of pledge over Dutch Patents and over European Patents for which an application has been filed with the European Patent Office (EPO) that has been accepted as a Dutch Patent registration (always check whether contact details are still correct)

[5]	use this register for registration of pledge over European Patents as long as application for registration is still pending at the European Patent Office (EPO) (always check whether contact details are still correct)

[6]	use this register for .nl Internet Domain Names (always check whether contact details are still correct)

Copy to:

Silicon Valley Bank

Attn.: [•]
3003 Tasman Drive, Santa Clara
California 95054
United States of America

Tel: [•]

Fax: [•]

[•] 2016

Dear Sirs,

Pledge of intellectual property rights

We hereby inform you that pursuant to an omnibus deed of pledge dated [insert date] (the "Deed of Pledge"), a right of pledge was created by Affimed N.V. as pledgor (the "Pledgor") on all its present and future intellectual property rights in favour of SILICON VALLEY BANK, incorporated under the laws of the State of California, United States of America, with a registered address at 3003 Tasman Drive, Santa Clara, California 95054, United States of America (the "Pledgee").

[This is to confirm that we have intellectual property rights, particulars of which are set forth in the annex to this letter. We hereby confirm that these intellectual property rights are subject to the rights of pledge in favour of the Pledgee pursuant to the Deed of Pledge and request you kindly to have these rights of pledge recorded in your register as soon as possible.]*

[This is to confirm that on [insert date] we have acquired intellectual property rights, particulars of which are set forth in the annex to this letter. We hereby confirm that these intellectual property rights are subject to the rights of pledge in favour of the Pledgee pursuant to the Deed of Pledge and request you kindly to have these rights of pledge recorded in your register as soon as possible.]**

* please use this option in case of first registration of rights of pledge after signing of the Deed of Pledge

** please use this option in case of future registration of rights of pledge after the first registration

Yours sincerely,

Affimed N.V.

ANNEX TO PLEDGE CONFIRMATION

Details of Designs

Affimed N.V.	[insert description of drawing or design] ([BX/EU/INT])	Reg/app No(s): [●] and [●]**
	[insert description of drawing or design] ([BX/EU/INT])	Reg/app No(s): [●] and [●]**

Details of .nl Internet Domain Names

Affimed N.V.	<[●]nl> <[●]nl> <[●]nl>

Details of Patents

Affimed N.V.	[patent(s)] ([EU/NL])	Reg/app No(s): [●] and [●]
	[patent(s)] ([EU/NL])	Reg/app No(s): [●] and [●]

Details of Trademarks

Affimed N.V.	[trade mark(s)] ([BX/EU/INT])	Reg/app No(s): [●] and [●]
	[trade mark(s)] ([BX/EU/INT])	Reg/app No(s): [●] and [●]

** If applicable.

** If applicable.

SIGNATURES

THE PLEDGOR

Affimed N.V.

/s/ Florian Fischer		/s/ Jörg Windisch
By:	Dr Florian Fischer	By:	Dr. Jörg Windisch
Title:	Authorised Signatory	Title:	Authorised signatory

THE PLEDGEE

Silicon Valley Bank

/s/ Nooman Haque		_____________________
By:	Nooman Haque	By:
Title:	Director of Life Sciences	Title:

FOR NOTIFICATION AND ACKNOWLEDGEMENT AS DEBTORS OF INTERCOMPANY RIGHTS:

Affimed GmbH

/s/ Florian Fischer		/s/ Jörg Windisch
By:	Dr Florian Fischer	By:	Dr. Jörg Windisch
Title:	Authorised Signatory	Title:	Authorised signatory